Exhibit 10.16

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Position	Retainer(1)
Board Member	$100,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating and Corporate Governance Committee Chair	$10,000
Audit Committee Member	$10,000
Compensation Committee Member	$7,500
Nominating and Corporate Governance Committee Member	$5,000
Lead Independent Director	$25,000

(1)

The annual retainers are paid quarterly and prorated for any partial year of service. Non-employee directors may elect to receive the annual retainers in cash or entirely in the form of restricted stock that will vest quarterly.

Non-employee directors also receive an annual equity award of restricted stock valued at $200,000, pro-rated for any partial year of service based on the closing price of our common stock on the date of grant, with the first grant to be made automatically upon the effectiveness of the Form S-8 following the completion of the Company’s initial public offering and subsequent grants to be made automatically thereafter upon a director’s initial appointment to the Board and on the date of and immediately following the Company’s regular annual meeting of stockholders in each year during the term of the Company’s 2021 Equity Incentive Plan. The annual restricted stock award vests in full on the one-year anniversary of the date of grant; provided, that the initial equity awards will vest on the earlier of the one-year anniversary of the date of grant and the date of the Company’s regular annual meeting of stockholders next following the date of grant.